Exhibit 10.9

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

WHITEHEAD INSTITUTE FOR BIOMEDICAL RESEARCH

and

VERASTEM, INC.

AMENDED AND RESTATED EXCLUSIVE PATENT LICENSE AND
TANGIBLE PROPERTY AGREEMENT

TABLE OF CONTENTS

RECITALS		1

1.	Definitions	2

2.	Grant of Rights	11

3.	Company Diligence Obligations	16

4.	Royalties and Payment Terms	19

5.	Reports and Record keeping	30

6.	Patent Prosecution	33

7.	Infringement	34

8.	Patent Challenge	36

9.	Indemnification and Insurance	38

10.	No Representations and No Warranties	40

11.	Assignment	40

12.	General Compliance with Laws	41

13.	Termination	42

14.	Dispute Resolution	44

15.	Miscellaneous	46

Appendix A		51

Appendix B		52

Appendix C		53

Appendix D		54

Appendix E		55

Appendix F		56

2

WHITEHEAD INSTITUTE FOR BIOMEDICAL RESEARCH

AMENDED AND RESTATED EXCLUSIVE PATENT LICENSE AND TANGIBLE PROPERTY AGREEMENT

This Amended and Restated Agreement (the “AGREEMENT”), effective as of January 11, 2012 (the “RESTATEMENT DATE”), is by and between the Whitehead Institute for Biomedical Research (“WHITEHEAD”), a Delaware corporation, with a principal office at Nine Cambridge Center, Cambridge, Massachusetts 02142, and Verastem, Inc. (“COMPANY”), a Delaware corporation, with a principal place of business at 215 First Street, Suite 440, Cambridge, MA 02142.

RECITALS

WHEREAS, WHITEHEAD, the Massachusetts Institute of Technology, a Massachusetts corporation with a principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139 (“M.I.T.”) and the President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Holyoke Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“HARVARD”) are the owners of certain PATENT RIGHTS (as later defined herein) relating to WHITEHEAD Case No. [**] (M.I.T. Case No. [**]; HARVARD Case No. [**], and WHITEHEAD, M.I.T. and HARVARD have the right to grant licenses under said PATENT RIGHTS;

WHEREAS, the PATENT RIGHTS and TANGIBLE PROPERTY (as later defined herein) were developed in part at the Broad Institute of M.I.T. and HARVARD, having a principal place of business at Seven Cambridge Center, Cambridge, Massachusetts, 02142 (“BROAD”);

WHEREAS BROAD was a department of M.I.T. and HARVARD at the time of development of the PATENT RIGHTS and TANGIBLE PROPERTY and is now an independent research institution, and BROAD is not a party to this Agreement;

WHEREAS, M.I.T. and HARVARD have authorized WHITEHEAD to act as their sole and exclusive agent for the purposes of licensing the PATENT RIGHTS and TANGIBLE

PROPERTY, and M.I.T. and HARVARD have authorized WHITEHEAD to enter into this Agreement on their behalf;

WHEREAS, WHITEHEAD, M.I.T. and HARVARD desire to have the PATENT RIGHTS and TANGIBLE PROPERTY developed and commercialized to benefit the public and WHITEHEAD is willing to grant a license thereunder;

WHEREAS, COMPANY has represented to WHITEHEAD, to induce WHITEHEAD to enter into this Agreement, that COMPANY shall commit itself to a program of exploiting the PATENT RIGHTS and TANGIBLE PROPERTY for the purpose of promoting public utilization; and

WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS and TANGIBLE PROPERTY upon the terms and conditions hereinafter set forth.

WHEREAS, WHITEHEAD and COMPANY entered into a License Agreement, with an effective date of October 13, 2010 (the “ORIGINAL EFFECTIVE DATE”), for the PATENT RIGHTS and TANGIBLE PROPERTY (the “ORIGINAL LICENSE AGREEMENT”);

WHEREAS, WHITEHEAD and COMPANY now wish to amend and restate the Original License Agreement herein;

NOW, THEREFORE, WHITEHEAD and COMPANY hereby agree as follows:

1.                          DEFINITIONS

1.1                                 “AFFILIATE” will mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2                                 “CORPORATE PARTNER” will mean:

(i)            any entity which agrees to compensate COMPANY or AFFILIATE or SUBLICENSEE for COMPANY’s or AFFILIATE’s or SUBLICENSEE’s practice of the PATENT RIGHTS, LICENSED PRODUCTS, IDENTIFIED PRODUCTS, and/or LICENSED PROCESSES on behalf of or in collaboration with such entity, including without limitation for discovery and development activities for LICENSED PRODUCTS, IDENTIFIED PRODUCTS, and/or LICENSED PROCESSES;

(ii)           any entity, other than an AFFILIATE or SUBLICENSEE, which sells, distributes, imports, or exports LICENSED PRODUCTS or IDENTIFIED PRODUCTS under an agreement with COMPANY, AFFILIATE, or SUBLICENSEE.

Any entity which meets the foregoing criteria and also receives a sublicense of the PATENT RIGHTS and/or TANGIBLE PROPERTY will be considered a SUBLICENSEE, and not a CORPORATE PARTNER, for the purpose of this Agreement.

1.3                                 “FIELD” will mean all human therapeutic, prognostic, and diagnostic uses. For the avoidance of doubt, FIELD specifically excludes the sale and/or distribution of reagents for research use (other than the provision of reagents in furtherance of the research, development, manufacture, or commercialization of LICENSED PRODUCTS, LICENSED PROCESSES, or IDENTIFIED PRODUCTS as part of a collaboration agreement with a SUBLICENSEE, or CORPORATE PARTNER).  For avoidance of doubt, research use excludes (i) the high-throughput commercial discovery or commercial development of pharmaceuticals (including high-throughput screening of pharmaceutical candidates for human therapeutic, prognostic, and diagnostic uses); and (ii) services conducted to discover or develop pharmaceuticals.  The foregoing definition is intended to define research use solely for purposes of this Section 1.3 and shall not limit the definition of research use anywhere else in this Agreement (including Section 2.7).

1.4                                 “IDENTIFIED PRODUCT” will mean (i) any product identified, selected, or determined by COMPANY or an AFFILIATE or SUBLICENSEE to have activity or utility through the use of LICENSED PRODUCTS, LICENSED PROCESSES, and/or TANGIBLE PROPERTY, or (ii) any product identified, selected, or determined to have activity or utility on a target, including but not limited to cellular receptors, transcription factors, and autocrine/paracrine signaling molecules, identified by COMPANY or AFFILIATE or SUBLICENSEE through the use of LICENSED PRODUCTS, LICENSED PROCESSES, and/or TANGIBLE PROPERTY.

For any IDENTIFIED PRODUCT which also falls within the definition of LICENSED PRODUCT, such IDENTIFIED PRODUCT will be deemed a LICENSED PRODUCT for the purpose of this Agreement.

1.5                                 “IND” will mean, with respect to a particular LICENSED PRODUCT or IDENTIFIED PRODUCT, an Investigational New Drug application submitted to the FDA, or a corresponding application filed with any other regulatory agency, seeking approval to begin tests of a new drug in human subjects.

1.6                                 “LICENSED PROCESS” will mean any process that, in whole or in part: (i) absent the license granted hereunder, would infringe one or more VALID CLAIMS; or (ii) uses a LICENSED PRODUCT as defined in Section 1.7(i).

1.7                                 “LICENSED PRODUCT” will mean any product that, in whole or in part:

(i)                                     absent the license granted hereunder, would infringe one or more VALID CLAIMS; or

(ii)                                  is manufactured by using or that, when used, practices a LICENSED PROCESS as defined in Section 1.6 (i); or

(iii)                               is manufactured by using or incorporates TANGIBLE PROPERTY.

For clarity, for the purpose of defining “manufactured” (as used above), it is understood that the testing or screening of compounds for activity or utility, other than in quality control and/or quality assurance, does not constitute “manufacturing” of such compounds.

1.8                                 “LICENSED SERVICE” will mean any service COMPANY or AFFILIATE or SUBLICENSEE performs for a third party that cannot be developed or performed, in whole or in part, without COMPANY using a LICENSED PRODUCT or IDENTIFIED PRODUCT or TANGIBLE PROPERTY, or performing a LICENSED PROCESS.

1.9                                 “NDA” will mean a New Drug Application submitted to the FDA seeking approval to market and sell a LICENSED PRODUCT or IDENTIFIED PRODUCT in the United States of America, or a corresponding application filed with any other regulatory agency seeking approval to market and sell a LICENSED PRODUCT or IDENTIFIED PRODUCT in a country in the TERRITORY.

1.10                           “NET SALES” will mean the gross amount billed by COMPANY, AFFILIATES, SUBLICENSEES, and CORPORATE PARTNERS for LICENSED PRODUCTS and IDENTIFIED PRODUCTS less the following:

(i)            customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii)           amounts repaid or credited by reason of rejection or return;

(iii)          discounts or rebates or other payments required by law to be made under Medicaid, Medicare or other governmental special medical assistance programs, to the extent actually allowed and taken;

(iv)          to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or IDENTIFIED PRODUCT, which is paid by or on behalf of COMPANY or its AFFILIATES or SUBLICENSEES or CORPORATE PARTNERS; and

(v)           outbound transportation costs prepaid or allowed and costs of insurance in transit.

No deductions will be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by COMPANY, AFFILIATES, SUBLICENSEES, or CORPORATE PARTNERS and on its payroll, or for cost of collections. NET SALES will occur on the date of billing for a LICENSED PRODUCT or IDENTIFIED PRODUCT. If a LICENSED PRODUCT or IDENTIFIED PRODUCT is billed at a discounted price that is substantially lower than the customary price charged by COMPANY (taking into account customary pricing charged for a governmental entity or in various countries), or billed for non-cash consideration (whether or not at a discount), NET SALES will be calculated based on the non-discounted amount of the LICENSED PRODUCT or IDENTIFIED PRODUCT charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or IDENTIFIED PRODUCT.

Non-monetary consideration will not be accepted by COMPANY, any AFFILIATE, or any SUBLICENSEE for any commercial sale or other commercial disposition of LICENSED PRODUCT or IDENTIFIED PRODUCT without the prior written consent of WHITEHEAD.

1.11                           “PATENT CHALLENGE” will mean a legal or administrative challenge to the validity, patentability, or enforceability of any of the PATENT RIGHTS (as defined below) or otherwise opposing any of the PATENT RIGHTS through a legal or administrative proceeding.

1.12                           “PATENT RIGHTS” will mean:

(i)            the United States and international patents listed on Appendix A;

(ii)           the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

(iii)          any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(iv)          any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (i), (ii), and (iii) above; and

(v)           international (non-United States) patent applications and provisional applications filed after the ORIGINAL EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (i), (ii), (iii), and (iv) above, and the resulting patents.

1.13                           “PHASE I TRIAL” will mean a clinical study of a LICENSED PRODUCT or IDENTIFIED PRODUCT that generally provides for the first introduction of such product into a human subject, with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product.

1.14                           “PHASE II TRIAL” will mean a clinical study of a LICENSED PRODUCT or IDENTIFIED PRODUCT conducted to obtain preliminary data on the effectiveness of the LICENSED PRODUCT or IDENTIFIED PRODUCT for a particular indication or indications in human subjects with the disease or condition and the possible short-term side effects and risks associated with the LICENSED PRODUCT or IDENTIFIED PRODUCT.

1.15                           “PHASE III TRIAL” will mean a clinical study of a LICENSED PRODUCT or IDENTIFIED PRODUCT in human subjects for the purpose of gathering the definitive information about efficacy, dosage, and safety in the proposed therapeutic indication that is needed for the FDA or other appropriate regulatory agency to evaluate the overall benefit-risk relationship of the LICENSED PRODUCT or IDENTIFIED PRODUCT prior to granting (or denying) approval to market the drug.

1.16                           “REPORTING PERIOD” will begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.17                           “SERVICE INCOME” will mean:

(i)            the gross amount billed by COMPANY, AFFILIATES, and SUBLICENSEES for the performance of LICENSED PROCESSES, and

(ii)           without duplication, any payments received by COMPANY and AFFILIATES , and SUBLICENSEES in consideration of the performance of LICENSED PROCESSES including without limitation upfront or periodic fees, milestone payments, and other payments.

For the purpose of Section 1.17 (i), billing will occur on the earlier of the receipt of payment or [**] days after the date of billing. If LICENSED PROCESSES are performed or provided at a discounted price that is substantially lower than the customary price charged by COMPANY, or distributed for non-cash consideration (whether or not at a discount), SERVICE INCOME will be calculated based on the non-discounted amount charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value for the performance of LICENSED PROCESSES.

No deductions will be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by COMPANY, AFFILIATES, or SUBLICENSEES and on its payroll, or for cost of collections.

Non-monetary consideration will not be accepted by COMPANY, any AFFILIATE, or any SUBLICENSEE for the commercial performance of any LICENSED PROCESS without the prior written consent of WHITEHEAD.

1.18                           “SUBLICENSE INCOME”

(a)                                  “SUBLICENSE INCOME” will mean the following:

(i)            all payments that COMPANY receives from a SUBLICENSEE in consideration of the sublicense of the rights granted to COMPANY under Section 2.1, including without limitation license fees, milestone payments, license maintenance fees, and other payments; and

(ii)           all payments that COMPANY and AFFILIATES and SUBLICENSEES receive from a CORPORATE PARTNER in consideration of any of the rights described in Section 1.2, including without limitation fees, milestone payments, agreement maintenance fees, and other payments.

(b)                                 “SUBLICENSE INCOME” specifically excludes the following:

(i)            royalties on NET SALES;

(ii)           payments made by SUBLICENSEE or CORPORATE PARTNER as consideration for the issuance of equity or debt securities of COMPANY at Fair-Market Value, as defined in Section 4.1(h) (“Equity”); provided that, if a SUBLICENSEE or CORPORATE PARTNER pays more than Fair-Market Value for equity or debt securities, then the portion in excess of Fair-Market Value will be considered SUBLICENSE INCOME;

(iii)          payments to COMPANY or AFFILIATE from a SUBLICENSEE or CORPORATE PARTNER for the purposes of funding (or reimbursing for work to-be conducted in the future) the costs of bona fide research and development of LICENSED PRODUCTS and/or IDENTIFIED PRODUCTS and that are expressly intended only to fund or pay for (1) the purchase or use of equipment, supplies, products or services, or (2) the use of employees and/or consultants to achieve a research or development goal, or (3) for funding clinical trials, as indicated by their inclusion as specific line items (or by other language reasonably conveying such express intent) in a written agreement between COMPANY (or AFFILIATE) and the SUBLICENSEE, or between COMPANY (or AFFILIATE or SUBLICENSEE) and CORPORATE PARTNER.

Non-monetary consideration will not be accepted by COMPANY or an AFFILIATE for any sublicense of the PATENT RIGHTS or any corporate partnership related to the PATENT RIGHTS without the prior written consent of WHITEHEAD. In the event that non-monetary consideration is received for any sublicense of the PATENT RIGHTS or any corporate partnership related to the PATENT RIGHTS, SUBLICENSE INCOME will be calculated based on the fair market value of such non-monetary consideration (including all elements of such consideration), as determined by the parties in good faith. Consideration for any and all sublicenses of the PATENT RIGHTS or any corporate partnership related to the PATENT

RIGHTS, including royalty consideration, will be on commercially reasonable terms and conditions consistent with amounts paid for similar technology in the industry at the time such agreement is executed.

1.19                           “SUBLICENSEE” will mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1.

1.20                           “TANGIBLE PROPERTY” will mean the materials described in Appendix D whether by itself or incorporated into another, and any progeny and unmodified derivatives.

1.21                           “TERM” will mean the term of this Agreement, which will commence on the ORIGINAL EFFECTIVE DATE and will remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.22                           “TERRITORY” will mean worldwide.

1.23                           “VALID CLAIM” will mean a claim of the following:

(i)            an issued patent under the PATENT RIGHTS which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(ii)           a pending patent application under the PATENT RIGHTS which has not been abandoned or finally disallowed without the possibility of appeal or re-filing of such application and which has not been pending for more than [**] years from the date such application was first examined and has been prosecuted in good faith.

2.                          GRANT OF RIGHTS

2.1                                 License Grants.

(a)                                  PATENT RIGHTS. Subject to the terms of this Agreement, WHITEHEAD hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY.

(b)                                 TANGIBLE PROPERTY. Subject to the terms of this Agreement, WHITEHEAD hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing nonexclusive license to use the TANGIBLE PROPERTY to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY. Legal title to the TANGIBLE PROPERTY will remain with WHITEHEAD, M.I.T. and/or HARVARD.

2.2                                 Exclusivity.

(a)                                  PATENT RIGHTS. Subject to the terms of this Agreement, in order to establish an exclusive period for COMPANY, WHITEHEAD agrees that it shall not grant (and has not granted as of the ORIGINAL EFFECTIVE DATE, except as provided in Section 2.7) any other license under the PATENT RIGHTS to make, have made, use, sell, lease, import or sublicense LICENSED PRODUCTS in the FIELD in the TERRITORY or to develop, perform or sublicense LICENSED PROCESSES in the FIELD in the TERRITORY during the TERM, unless the conditions set forth in Section 2.4 occur and are not remedied by the COMPANY (herein defined as “EXCLUSIVE PERIOD”).

(b)                                 Consequences of PATENT CHALLENGE. In the event that (1) COMPANY or AFFILIATES brings a PATENT CHALLENGE or assists another party in bringing a PATENT CHALLENGE against WHITEHEAD, M.I.T. and/or

HARVARD (except as required under a court order or subpoena) or (2) a SUBLICENSEE brings a PATENT CHALLENGE or assists another party in bringing a PATENT CHALLENGE against WHITEHEAD,M.I.T. and/or HARVARD (except as required under a court order or subpoena) and COMPANY does not terminate such SUBLICENSEE’s sublicense upon notice by WHITEHEAD, then in either case ((1) or (2)), COMPANY agrees that (i) WHITEHEAD, in its sole discretion, may choose at any time following the initiation of such PATENT CHALLENGE to grant one or more licenses to third parties under the PATENT RIGHTS to discover, develop, make, have made, use, sell, lease and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY; (ii) the EXCLUSIVE PERIOD will immediately terminate; and (iii) COMPANY and AFFILIATES shall immediately destroy all TANGIBLE PROPERTY and COMPANY shall confirm such destruction in writing to WHITEHEAD (and COMPANY shall contractually obligate its SUBLICENSEES to do the same).

2.3                                 Sublicenses.

(a)                                  PATENT RIGHTS. COMPANY will have the right to grant sublicenses of its rights under Section 2.1(a). COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall also include provisions in all sublicenses to provide that in the event that SUBLICENSEE brings a PATENT CHALLENGE against WHITEHEAD, M.I.T. and/or HARVARD or assists another party in bringing a PATENT CHALLENGE against WHITEHEAD, M.I.T. and/or HARVARD (except as required under a court order or subpoena), then COMPANY may terminate the sublicense. COMPANY shall promptly furnish WHITEHEAD with a fully signed photocopy of any sublicense agreement.

(b)                                 SURVIVAL OF SUBLICENSE AGREEMENT. Upon termination of this Agreement for any reason (other than by COMPANY pursuant to Section 13.1), each sublicense granted by COMPANY to a SUBLICENSEE not then in default of its sublicense agreement with COMPANY will survive such termination as a direct license from WHITEHEAD, provided that (i) such direct license shall be subject to the same non-financial terms and conditions as those in this Agreement; (ii) such SUBLICENSEE

(or if there is at such time more than one such sublicensee, such SUBLICENSEES severally and jointly) shall be required to reimburse patent costs pursuant to Section 4.1(a) and to make any annual fees due pursuant to Section 4.1(b); and (iii) each such SUBLICENSEE shall be required to make one of the following, at WHITEHEAD’s one-time written election promptly following the termination of this Agreement:  (1) any monetary payment(s) that, had this Agreement not been terminated, COMPANY would have been required to make under this Agreement as a result of the activities of such SUBLICENSEE or (2) any monetary payments(s) that, had this Agreement not been terminated, SUBLICENSEE would have been required to make to COMPANY under the sublicense agreement between COMPANY and SUBLICENSEE as a result of the activities of such SUBLICENSEE; provided, however, that WHITEHEAD shall only be permitted to make the election specified in subsection (2) above if WHITEHEAD agrees in writing to be bound by all of COMPANY’s obligations in the applicable sublicense agreement, as though WHITEHEAD were COMPANY.  Each such SUBLICENSEE shall be an intended third-party beneficiary of the preceding sentence.

(c)                                  TANGIBLE PROPERTY. COMPANY will have the right to grant sublicenses of its rights under Section 2.1(b) only in the context of a bona fide written agreement with one or more third parties for the development of LICENSED PRODUCTS and/or LICENSED PROCESSES, which also includes a sublicense to COMPANY’s rights under the PATENT RIGHTS.

2.4                                 Mandatory Sublicensing.

(a)                                  Beginning [**] years from the ORIGINAL EFFECTIVE DATE, if WHITEHEAD or M.I.T. or HARVARD or BROAD or COMPANY receives a bona fide request from a third party for a sublicense to the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, and import a LICENSED PRODUCT or LICENSED PROCESS, which proposed product or process (“PROPOSED PRODUCT”) is not directly competitive with any LICENSED PRODUCT, IDENTIFIED PRODUCT or LICENSED PROCESS then offered for sale or in bona fide development, as evidenced by at least [**] FTEs working on it over the previous [**] months by COMPANY (or AFFILIATE or SUBLICENSEE) , then COMPANY shall enter into good-faith negotiations toward granting at least a non-exclusive sublicense, limited to the proposed field only, to such third party for such third party’s PROPOSED PRODUCT. As an alternative to negotiating a sublicense to a third party, COMPANY (or its AFFILIATES or SUBLICENSEES) may submit to WHITEHEAD, within [**] months after such third party’s request for a sublicense, a plan for prompt and diligent development of the PROPOSED PRODUCT, including a commitment to commercially reasonable development milestones. If WHITEHEAD approves this plan, such approval not to be unreasonably withheld, no third-party sublicense will be required for each such PROPOSED PRODUCT pursuant to this Section 2.4 (a), and Section 2.4 (b) below shall not apply.

(b)                                 If COMPANY has not granted a sublicense to the third party under Section 2.4 (a) within [**] months after receiving the request in writing, and if WHITEHEAD has not granted COMPANY a waiver of this requirement as provided for in Section 2.4 (a), then WHITEHEAD will have the right to grant a license to the third party. The [**]-month period during which COMPANY may grant a sublicense, prior to WHITEHEAD assuming such right, will be extended an additional [**] months if, at the end of the initial [**]-month period, both COMPANY and the prospective third-party sublicensee assert to WHITEHEAD that they are engaged in good-faith negotiations toward the completion of a sublicense agreement. Should WHITEHEAD grant a license under this Section 2.4 (b), the field of use licensed in such license agreement will be excluded from the FIELD, and all of COMPANY’s rights in the excluded field of use will terminate. COMPANY will have the right to review the license grant to ensure that it does not interfere with indications within the FIELD under development by COMPANY, AFFILIATE or SUBLICENSEE.

2.5                                 Required agreement for CORPORATE PARTNERS. COMPANY acknowledges that the value of PATENT RIGHTS and TANGIBLE PROPERTY is measured in part by its value in identifying IDENTIFIED PRODUCTS. Therefore, COMPANY agrees that COMPANY, AFFILIATES, and SUBLICENSEES shall not sell, transfer, or otherwise make available IDENTIFIED PRODUCTS to any CORPORATE PARTNER and shall not provide services or proprietary information with respect to any IDENTIFIED PRODUCTS to any

CORPORATE PARTNER, unless such CORPORATE PARTNER agrees to the provisions substantially as set forth in Appendix E (“Corporate Partner Agreement”). COMPANY shall promptly furnish WHITEHEAD with a fully signed photocopy of any Corporate Partner Agreement.

2.6                                 U.S. Manufacturing. To the extent required by applicable law or regulation, COMPANY agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States, unless a waiver of such obligation is obtained from the required government agency.  If COMPANY desires to seek a waiver of such requirements, WHITEHEAD agrees to provide reasonable assistance in the application process for such waiver, upon request of COMPANY.

2.7                                 Retained Rights.

(a)                                  WHITEHEAD, M.I.T. and HARVARD. WHITEHEAD, M.I.T. and HARVARD each retain the right to practice under the PATENT RIGHTS and TANGIBLE PROPERTY for research, teaching, and educational purposes.

(b)                                 Academic and Not-For-Profit Research Institutes. WHITEHEAD, M.I.T. and HARVARD each retain the right to grant licenses to academic and not-for-profit research institutes to practice under the PATENT RIGHTS and TANGIBLE PROPERTY for research, teaching, and educational purposes.

(c)                                  Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.8                                 Ownership of Modifications. WHITEHEAD, M.I.T. and/or HARVARD, as applicable, retain ownership of any TANGIBLE PROPERTY, whether or not included or incorporated within modifications.

2.9                                 Transfer to Third Parties. COMPANY agrees not to transfer the TANGIBLE PROPERTY to any other parties, except to permitted SUBLICENSEES as provided herein.

2.10                           No Additional Rights. Nothing in this Agreement will be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of WHITEHEAD, M.I.T., HARVARD or BROAD or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights will be dominant or subordinate to any PATENT RIGHTS.

2.11                           Marketing of Screening Discoveries. WHITEHEAD will notify COMPANY concurrently with marketing to third parties if and when WHITEHEAD seeks to license any Screening Discoveries (described below) developed or conceived within [**] years of the ORIGINAL EFFECTIVE DATE, and COMPANY will be on equal footing with other parties to negotiate a license thereto subject to any funding obligations. For the purpose of this Section 2.11, “Screening Discoveries” will mean the identification of biological or chemical compounds that selectively target cancer stem cell-like cells generated by induction through an epithelial-mesenchymal transition provided that such identification was made solely in the WHITEHEAD laboratory of Robert A. Weinberg.

3.                          COMPANY DILIGENCE OBLIGATIONS

3.1                                 COMPANY shall use commercially reasonable efforts, or shall cause its AFFILIATES and SUBLICENSEES to use commercially reasonable efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or AFFILIATES or SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY shall fulfill the following obligations:

(i)            Within [**] days after the ORIGINAL EFFECTIVE DATE, COMPANY shall furnish WHITEHEAD with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT , IDENTIFIED PRODUCT or LICENSED PROCESS, specifying the number of staff and other resources to be devoted to such commercialization effort;

(ii)           Within [**] days after the end of each calendar year, COMPANY shall furnish WHITEHEAD with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS, IDENTIFIED PRODUCTS or LICENSED PROCESSES. The report will also contain a discussion of intended efforts and sales projections, if any, for the year in which the report is submitted;

(iii)          Within [**] days after the ORIGINAL EFFECTIVE DATE, COMPANY shall raise at least Five-Million dollars ($5,000,000) in cash in exchange for COMPANY’s Capital Stock (it being understood that the foregoing requirement shall be deemed to be satisfied by the equity financing of the COMPANY contemplated as of the ORIGINAL EFFECTIVE DATE, which involves a Twelve-Million dollar ($12,000,000) cash commitment from investors over two tranches, provided that a first tranche payment of at least Three Million dollars ($3,000,000) is made no later than [**] days after the ORIGINAL EFFECTIVE DATE);

(iv)          Within [**] months after the ORIGINAL EFFECTIVE DATE, COMPANY or AFFILIATE or SUBLICENSEE shall [**];

(v)           Within [**] years after the ORIGINAL EFFECTIVE DATE, COMPANY or AFFILIATE or SUBLICENSEE shall [**]; and

(vi)          Within [**] years after the ORIGINAL EFFECTIVE DATE, COMPANY or AFFILIATE or SUBLICENSEE shall [**].

In the event that COMPANY or AFFILIATE or SUBLICENSEE, alone or together, has not performed one or more of Sections 3.1(i) through (vi), then WHITEHEAD may treat such failure as a material breach in accordance with Section 13.3(b).

3.2                                 If, in any calendar year, COMPANY or AFFILIATE or SUBLICENSEE, alone or together, has performed any one of the following, then COMPANY will be deemed to have complied with COMPANY’s obligations under this Section 3.2:

(i)            beginning in calendar year 2011, has expended a minimum of [**] Dollars ($[**]) annually for [**] of a LICENSED PRODUCT, IDENTIFIED PRODUCT or LICENSED PROCESS;

(ii)           is actively [**] with respect to a LICENSED PRODUCT or IDENTIFIED PRODUCT;

(iii)          is actively [**] with respect to a LICENSED PRODUCT or IDENTIFIED PRODUCT;

(iv)          is actively [**] with respect to a LICENSED PRODUCT or IDENTIFIED PRODUCT;

(v)           [**] with respect to a LICENSED PRODUCT or IDENTIFIED PRODUCT within [**] of a [**];

(vi)          [**] LICENSED PRODUCT or IDENTIFIED PRODUCT;

(vii)         is [**] for a LICENSED PRODUCT or IDENTIFIED PRODUCT;

(viii)        [**] for a LICENSED PRODUCT or IDENTIFIED PRODUCT;

(ix)           a LICENSED PRODUCT or IDENTIFIED PRODUCT is [**].

In the event that none of Sections 3.2(i) through (ix) have been performed by COMPANY or AFFILIATES or SUBLICENSEES, alone or together, during a calendar year, then WHITEHEAD may treat such failure as a material breach in accordance with Section 13.3(b).

3.3           Beginning [**] years from the ORIGINAL EFFECTIVE DATE, if COMPANY, AFFILIATES, or SUBLICENSEES are not actively conducting biological or chemical high-throughput screens using a LICENSED PRODUCT or LICENSED PROCESS to identify IDENTIFIED COMPOUNDS (as evidenced by the performance of such high-throughput screen by COMPANY, AFFILIATES, or SUBLICENSEES within a rolling [**]-month period beginning on the [**] anniversary of the ORIGINAL EFFECTIVE DATE) , then WHITEHEAD may choose to grant one or more licenses to third parties under the PATENT RIGHTS, including without limitation, to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY; and to develop and perform

LICENSED PROCESSES in the FIELD in the TERRITORY, and the EXCLUSIVE PERIOD under Section 2.2 will immediately terminate. Notwithstanding the foregoing, the loss of exclusivity will not apply to claims in the PATENT RIGHTS directed towards the use of specific compounds for the treatment of human diseases that are being actively developed by COMPANY (or any other specific compounds that the COMPANY has a bona fide plan to develop as backups (as defined in Section 4.1(c)(1)) to one or more of such actively developed compounds) as evidenced in its Reports to WHITEHEAD.

4.         ROYALTIES AND PAYMENT TERMS

4.1           Consideration for Grant of Rights.

(a)           License Issue Fee and Patent Cost Reimbursement. COMPANY shall pay to WHITEHEAD, no later than [**] days after the ORIGINAL EFFECTIVE DATE, a license issue fee of [**] dollars ($[**]), and, such amounts required as reimbursement in accordance with Section 6.3, relating to actual expenses incurred in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable.

(b)           License Maintenance Fees. COMPANY shall pay to WHITEHEAD the following license maintenance fees on January 1 of each year set forth below:

Year	Maintenance Fee
2011	$	[**]
2012	$	[**]
2013	$	[**]
2014	$	[**]
2015 and every year thereafter	$	[**]

The license maintenance fee is nonrefundable. The license maintenance fee will be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any, and license maintenance fees paid in excess of running royalties due in such calendar year will not be creditable to amounts due for future years. The license maintenance fee is not creditable against any other payment due hereunder.

(c)           Milestone Payments. COMPANY shall pay to WHITEHEAD the following milestone payments upon first achievement of the following milestones whether by COMPANY, AFFILIATE, SUBLICENSEE, or CORPORATE PARTNER. These milestone payments are nonrefundable and noncreditable.

(1)           For each LICENSED PRODUCT:

(i)            [**] Dollars ($[**]) upon the [**];

(ii)           [**] Dollars ($[**]) upon the [**];

(iii)          [**] Dollars ($[**]) upon the [**]; and

(iv)          [**] Dollars ($[**]) upon [**];

provided, however, that in the event that any LICENSED PRODUCT does not proceed through all the foregoing stages, no duplication of milestone payments shall be made for any backup compounds.  As used in this subsection (1), a “backup compound” means a LICENSED PRODUCT (x) that is directed to the same molecular target as another LICENSED PRODUCT then or previously in research and development and (y) that supplants or is intended to supplant such other LICENSED PRODUCT.

(2)           For each IDENTIFIED PRODUCT:

(i)            [**] Dollars ($[**]) upon [**];

(ii)           [**] Dollars ($[**]) upon the [**];

(iii)          [**] Dollars ($[**]) upon the [**];

(iv)          [**] Dollars ($[**]) upon the [**]; and

(v)           [**] Dollars ($[**]) upon [**].

provided, however, that in the event that any IDENTIFIED PRODUCT does not proceed through all the foregoing stages, no duplication of milestone payments shall be made for any back-up compounds.  As used in this subsection (2), a “backup compound” means an IDENTIFIED PRODUCT (x) that is directed to the same molecular target as another IDENTIFIED PRODUCT then or previously in research and development and (y) that supplants or is intended to supplant such other IDENTIFIED PRODUCT.

(3)           For each LICENSED PRODUCT and IDENTIFIED PRODUCT that is a diagnostic or prognostic test: [**] Dollars ($[**]) upon the [**].

(4)           For the first patent issuance of PATENT RIGHTS anywhere in the group of countries consisting of the U.S., U.K., France, Germany, Spain, and Italy: [**] Dollars ($[**]).  For the avoidance of doubt, this payment shall be paid no more than once.

(d)           Running Royalties:

(i)            LICENSED PRODUCTS.

For therapeutics: COMPANY shall pay to WHITEHEAD a running royalty of [**] Percent ([**]%) of NET SALES of LICENSED PRODUCTS, whether by COMPANY, AFFILIATE, SUBLICENSEE, or CORPORATE PARTNER, for cumulative NET SALES, whether by COMPANY, AFFILIATE, SUBLICENSEE, or CORPORATE PARTNER, of such LICENSED PRODUCT less than [**] Dollars ($[**]) and a running royalty of [**] Percent ([**]%) of NET SALES, whether by COMPANY, AFFILIATE, SUBLICENSEE, or CORPORATE PARTNER, of LICENSED PRODUCTS for cumulative NET SALES, whether by COMPANY, AFFILIATE, SUBLICENSEE, or CORPORATE PARTNER, of [**] Dollars ($[**]) and more;

For diagnostics and/or prognostics: COMPANY shall pay to WHITEHEAD a running royalty of [**] Percent ([**]%) of NET SALES, whether by COMPANY, AFFILIATE, SUBLICENSEE, or CORPORATE PARTNER, of LICENSED PRODUCTS.

(ii)           IDENTIFIED PRODUCTS. COMPANY shall pay to WHITEHEAD a running royalty of [**] Percent ([**]%) of NET SALES, whether by COMPANY, AFFILIATE, SUBLICENSEE, or CORPORATE PARTNER, of IDENTIFIED PRODUCTS.

(iii)          LICENSED SERVICE. COMPANY does not anticipate that COMPANY, AFFILIATE, or SUBLICENSEE will perform

LICENSED SERVICES. In the event that COMPANY, AFFILIATE, or SUBLICENSEE will be performing LICENSED SERVICES, COMPANY and WHITEHEAD shall negotiate in good faith a commercially reasonable Running Royalty of SERVICE INCOME prior to the earliest provision of such LICENSED SERVICE by COMPANY, AFFILIATE, or SUBLICENSEE.

Running royalties will be payable for each REPORTING PERIOD and will be due to WHITEHEAD within [**] days of the end of each REPORTING PERIOD.

Running royalties for each IDENTIFIED PRODUCT under this Section 4.1(d)(ii) will be due for a period extending until the ten (10) year anniversary of the date of the first sale for consumption by an end-user patient of each said IDENTIFIED PRODUCT on a country-by-country basis. The Parties expressly agree that such a payment period is not an extension of the PATENT RIGHTS beyond their term, but rather is a period determined for the convenience of the Parties in recognition of the value of the PATENT RIGHTS and TANGIBLE PROPERTY in identifying IDENTIFIED PRODUCTS and as appropriate compensation for the rights granted herein.

The Parties agree that neither royalty-stacking nor combination-product provisions will apply to these Running Royalties.

(e)           Sharing of SUBLICENSE INCOME. COMPANY shall pay WHITEHEAD a percentage of all SUBLICENSE INCOME received by COMPANY or AFFILIATES or SUBLICENSEES according to the following schedule:

(i)            For SUBLICENSE INCOME received from a CORPORATE PARTNER or SUBLICENSEE in consideration for rights granted under Section 2.3:

Percent	Event

[**]%	For sublicense and corporate partner agreements entered [**] of a LICENSED PRODUCT or IDENTIFIED PRODUCT by COMPANY or AFFILIATE.

[**]%	For sublicense and corporate partner agreements entered [**] of a LICENSED PRODUCT or IDENTIFIED PRODUCT by COMPANY or AFFILIATE.

[**]%	For sublicense and corporate partner agreements entered [**] of a LICENSED PRODUCT or IDENTIFIED PRODUCT by COMPANY or AFFILIATE.

[**]%	For sublicense and corporate partner agreements entered [**] of a LICENSED PRODUCT or IDENTIFIED PRODUCT by COMPANY or AFFILIATE.

(ii)  For SUBLICENSE INCOME received from a CORPORATE PARTNER or SUBLICENSEE in consideration for rights to an IDENTIFIED PRODUCT:

[**]%	For sublicense and corporate partner agreements entered [**] of a LICENSED PRODUCT or IDENTIFIED PRODUCT by COMPANY or AFFILIATE.

[**]%	For sublicense and corporate partner agreements entered [**] of a LICENSED PRODUCT or IDENTIFIED PRODUCT by COMPANY or AFFILIATE.

[**]%	For sublicense and corporate partner agreements entered [**] of a LICENSED PRODUCT or IDENTIFIED PRODUCT by COMPANY or AFFILIATE.

[**]%	For sublicense and corporate partner agreements entered [**] of a LICENSED PRODUCT or IDENTIFIED PRODUCT by COMPANY or AFFILIATE.

Such amounts will be payable for each REPORTING PERIOD and will be due to WHITEHEAD within [**] days of the end of each REPORTING PERIOD.

(f)            Consequences of a PATENT CHALLENGE. In the event that a PATENT CHALLENGE brought by COMPANY and/or AFFILIATES and/or SUBLICENSEES is successful (except as required under a court order or subpoena), COMPANY will have no right to recoup any royalties or other payments paid during the period of challenge. In the event that a PATENT CHALLENGE brought by COMPANY and/or AFFILIATES is unsuccessful, COMPANY shall reimburse WHITEHEAD for all reasonable legal fees and expenses incurred in its defense against the PATENT CHALLENGE. In the event that a (1) PATENT CHALLENGE is brought by SUBLICENSEE and (2) COMPANY does not terminate the sublicense in accord with Section 8.2 and (3) such PATENT CHALLENGE is unsuccessful, then COMPANY shall reimburse WHITEHEAD for all reasonable legal fees and expenses incurred in its defense against the PATENT CHALLENGE. The state and federal courts having jurisdiction over Cambridge, Massachusetts, U.S.A., provide the exclusive forum for any PATENT CHALLENGE, and COMPANY submits to and shall contractually obligate SUBLICENSEES to submit to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

(g)           No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties will not be due.

(h)           Equity.

(1)           Initial Grant. COMPANY shall issue a total of 416,667 shares of Common Stock of COMPANY, $.0001 par value per share, (the “Shares”) in the name of WHITEHEAD, M.I.T., HARVARD and those individuals listed in Appendix C (“Whitehead/M.I.T./HARVARD Holders”), in the amounts specified in Appendix C under the heading “Initial Common Stock Distribution” (subject to equitable adjustment to reflect the one-for-3.5 reverse stock split of all outstanding shares of Common Stock effected on January 10, 2012). Such issuance shall be recorded on the Stock Transfer Ledger of COMPANY and the Shares shall be delivered to WHITEHEAD, M.I.T., HARVARD and Whitehead/M.I.T./HARVARD Holders, if any, within [**] days of the RESTATEMENT DATE.  In connection with the initial grant of the Shares, WHITEHEAD, M.I.T., HARVARD and the Whitehead/M.I.T./HARVARD Holders, if any, shall execute and deliver to the Company an Equity Agreement relating to the issuance of the Shares, substantially in the form attached hereto as Appendix F.  COMPANY represents to WHITEHEAD, M.I.T. and HARVARD that, as of the ORIGINAL EFFECTIVE DATE, the aggregate number of Shares equals Four Percent (4.0%) of the COMPANY’s issued and outstanding Common Stock calculated on a Fully Diluted Basis (as defined below).

(2)           Anti-Dilution Protection. From and after the ORIGINAL EFFECTIVE DATE, COMPANY shall issue additional shares of Common Stock to WHITEHEAD, M.I.T., HARVARD and each Whitehead/M.I.T./HARVARD Holder pro rata based on their shares then outstanding, such that WHITEHEAD’s, M.I.T.’s, HARVARD’s and the Whitehead/M.I.T./HARVARD Holders’ aggregate ownership of outstanding Common Stock shall not fall below Four Percent (4.0%) on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance. Such issuances will continue until and including the raising of a total of [**] Dollars ($[**]) in cash in exchange for COMPANY’s capital stock (the “Funding Threshold”) will be received by COMPANY. Thereafter, no additional shares will be due to WHITEHEAD, M.I.T., HARVARD or any Whitehead/M.I.T./HARVARD Holder pursuant to this section.  The parties hereby acknowledge and agree that set forth on Appendix C under the heading “Subsequent Common Stock Distribution” are the number of shares to be issued to WHITEHEAD, M.I.T., HARVARD and each Whitehead/M.I.T./HARVARD Holder as a result of the Company having achieved the Funding Threshold prior to the RESTATEMENT DATE (subject to equitable adjustment to reflect the one-for-3.5 reverse stock split of all outstanding shares of Common Stock effected on January 10, 2012) and that, following the issuance of such additional shares as set forth under such heading in Appendix C, no further additional shares shall be issuable pursuant to this Section 4.1(h)(2).

(3)           Participation in Future Private Equity Offerings. After the date of the Funding Threshold, WHITEHEAD, M.I.T. and HARVARD (specifically not including Whitehead/M.I.T./HARVARD Holders) will have the right to purchase additional shares of the COMPANY’s Common Stock in any private offering by the COMPANY of such capital stock in exchange for cash, to maintain its pro rata ownership as calculated immediately prior to such offering on a Fully Diluted Basis, pursuant to the terms and conditions at least as favorable as those granted to the other offerees. All rights granted pursuant to this Section 4.1(h)(3) will terminate immediately prior to a firm commitment underwritten public offering of the COMPANY’s Common Stock resulting in gross proceeds to the COMPANY of at least [**] Dollars ($[**]).  The right of participation set forth in this Section 4.1(h)(3) shall not be applicable to the following issuances: (a) issuances treated as “Exempted Securities” as defined in Section 4.4.1(e)(i)-(vi) of Part B of Article Fourth of the Company’s Second Amended and Restated Certificate of Incorporation, as amended from time to time (for purposes hereof the “Exempted Issuances”); and (b) the issuance of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company.

(4)           Adjustments for Punitive Round Financings. After the date of the Funding Threshold (the “Funding Threshold Date”), if COMPANY takes any action that is a Dilutive Issuance (as defined below), then immediately following such Dilutive Issuance, COMPANY shall issue to WHITEHEAD, M.I.T. and HARVARD, pro rata based on their shares then outstanding, additional shares of Common Stock such that the Institution Share Number (as defined below) equals the product obtained by multiplying the Institution Share Number in effect immediately before the Dilutive Issuance by the Adjustment Fraction defined below. The Institution Share Price in effect immediately after the Dilutive Issuance will be adjusted to equal the result obtained by dividing the Institution Share Price in effect immediately before the Dilutive Issuance by the Adjustment Fraction defined below.

The Adjustment Fraction equals: (A + C) divided by (A + B), where

A = the number of shares of Common Stock issued and outstanding on a Fully Diluted Basis immediately prior to the Dilutive Issuance.

B = the number of shares of Common Stock that could be purchased at the Institution Share Price immediately prior to the Dilutive Issuance using the aggregate consideration received by COMPANY in connection with the Dilutive Issuance.

C = the number of shares of Capital Stock issued on a Fully Diluted Basis pursuant to the Dilutive Issuance, or, if a Convertible Instrument is issued in the Dilutive Issuance, the number of shares of Capital Stock issuable on a Fully Diluted Basis if all shares of the Convertible Instrument were converted into the applicable Capital Stock, whether or not then exercisable or convertible.

For the purpose of calculating “C”, if the Dilutive Issuance is as described in subpart (III) of the definition of Dilutive Issuance below, then C will be the total number of shares of Capital Stock into which the newly adjusted Convertible Instrument could be exercised or converted, whether or not then exercisable or convertible.

The following definitions will apply to this Section 4.1(h):

“Capital Stock” will mean any form of COMPANY’s capital stock.

“Convertible Instrument” will mean any instrument issued by COMPANY that is convertible into, or may be exercised in exchange for, any Capital Stock.

“Dilutive Issuance” will mean any issuance of Capital Stock or any Convertible Instrument by COMPANY where such issuance results in (I) the price per share of COMPANY’s Common Stock being reduced to less than the then current Institution Share Price (as defined in this subsection); (II) the price per share of any Convertible Instrument being reduced to less than the price of the same series or type of Convertible Instrument in the most recently preceding offering and sale of such Convertible Instrument; or (III) the conversion ratio of any Convertible Instrument changing such that each previously issued share of such Convertible Instrument becomes convertible into a greater number of shares of the applicable Capital Stock; provided, however, that any adjustment in conversion ratio pursuant to the anti-dilution provisions of the Company’s Certificate of Incorporation shall not be a Dilutive Issuance for the purposes hereof, and provided further that Exempted Issuances shall not be Dilutive Issuances for the purposes hereof.

“Fair Market Value” of a share of Common Stock will be the highest price per share that the COMPANY could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the COMPANY, from authorized but unissued shares, as determined in good faith by the Board of Directors of the COMPANY, unless the COMPANY will become subject to a merger, acquisition, or other consolidation pursuant to which the COMPANY is not the surviving party, in which case the current fair market value of a share of

Common Stock will be deemed to be the value received by the holders of the COMPANY’s Common Stock for each share of Common Stock pursuant to the COMPANY’s acquisition.  For the purposes of determining Fair Market Value of Common Stock on the Funding Threshold Date, a valuation that meets the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder, and adopted by the Board of Directors of the Company shall be conclusive evidence of a good faith determination by the Board of Directors of such value.

“Fully Diluted Basis” will mean the total number of issued and outstanding shares of the COMPANY’s Common Stock calculated to include conversion of all issued and outstanding securities convertible into Common Stock, the exercise of all then outstanding options and warrants to purchase shares of Common Stock, whether or not then exercisable, and the conversion or exercise of all rights to purchase or acquire Common Stock, whether or not then convertible or exercisable.

“Institution Share Number” will mean the number of shares of COMPANY’s Common Stock that WHITEHEAD, M.I.T. and HARVARD owns on the date of the Dilutive Issuance, as adjusted from time to time pursuant to this section. Notwithstanding the foregoing, any shares of Common Stock acquired by WHITEHEAD, M.I.T. or HARVARD pursuant to Section 4.1(h)(3) will not be included in the Institution Share Number.

“Institution Share Price” will mean the value per share of the shares of Common Stock included in the Institution Share Number, as adjusted from time to time pursuant to this section. For purposes of this section, the initial Institution Share Price to be used in an adjustment resulting from the first Dilutive Issuance to occur after the Funding Threshold Date will be the Fair Market Value per share of the Common Stock of the COMPANY effective on the Funding Threshold Date.

Equitable adjustment shall be made to the foregoing provisions of this subsection (4) to account for any stock splits, stock dividends, stock combinations or similar corporate events.

All rights granted pursuant to this Section 4.1(h)(4) will terminate immediately prior to a firm commitment underwritten public offering of the COMPANY’s Common Stock resulting in gross proceeds to the COMPANY of at least [**] Dollars ($[**]).

(5)           WHITEHEAD hereby agrees that as a condition to the issuance of the shares contemplated by this Section 4.1 to WHITEHEAD, M.I.T. and HARVARD, each will become a party as a “Key Holder” to that certain Right of First Refusal and Co-Sale Agreement and that certain Voting Agreement, by and between the COMPANY and the other parties thereto, forms of which have been furnished to WHITEHEAD, with such changes thereto as may be agreed by the other Key Holders prior to the execution thereof.

Notwithstanding anything to the contrary herein, the provisions set forth in Sections 4.1(h)(3) and 4.1(h)(4) shall be of no further force and effect and will terminate without any further action by the COMPANY following a Deemed Liquidation Event, as defined in Section 2.3.1 of Part B of Article Fourth of the COMPANY’s Certificate of Incorporation, as amended from time to time.

4.2           Payments.

(a)           Method of Payment. All payments under this Agreement should be made payable to “Whitehead Institute for Biomedical Research” and sent to WHITEHEAD’s address identified in Section 15.1. Each payment should reference this Agreement (WHITEHEAD Reference: [**]) and identify the obligation under this Agreement that the payment satisfies.

(b)           Payments in U.S. Dollars. All payments due under this Agreement will be drawn on a United States bank and will be payable in United States dollars. Conversion of foreign currency to U.S. dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments will be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

(c)           Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement will bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

5.         REPORTS AND RECORD KEEPING

5.1           Frequency of Reports.

(a)           Before First Commercial Sale. Prior to the first commercial sale of any LICENSED PRODUCT or IDENTIFIED PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to WHITEHEAD annually, within [**] days of the end of each calendar year, containing information concerning the immediately preceding calendar year, as further described in Section 5.2. COMPANY shall include a description of its compliance with COMPANY’s diligence obligations in accord with Article 3.

(b)           Upon First Commercial Sale. COMPANY shall report to WHITEHEAD the date of first commercial sale of each LICENSED PRODUCT and each IDENTIFIED PRODUCT and the date of first commercial performance of a LICENSED PROCESS within [**] days of occurrence in each country.

(c)           After First Commercial Sale. After the first commercial sale of a LICENSED PRODUCT, the first commercial sale of an IDENTIFIED PRODUCT, and the first commercial performance of a LICENSED PROCESS, COMPANY shall deliver reports to WHITEHEAD within [**] days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

5.2           Content of Reports and Payments. Each report delivered by COMPANY to WHITEHEAD will contain at least the following information for the immediately preceding REPORTING PERIOD:

(i)            the number of LICENSED PRODUCTS and IDENTIFIED PRODUCTS sold, leased or distributed by COMPANY, AFFILIATES, SUBLICENSEES, and CORPORATE PARTNERS to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY, AFFILIATES, SUBLICENSEES, and CORPORATE PARTNERS in the performance of LICENSED PROCESSES in each country;

(ii)           a description of LICENSED PROCESSES performed by COMPANY, AFFILIATES, and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;

(iii)          the gross price charged by COMPANY, AFFILIATES, SUBLICENSEES, and CORPORATE PARTNERS for each LICENSED PRODUCT and each IDENTIFIED PRODUCT, and, if applicable, the gross price charged for each LICENSED PRODUCT used in the performance of LICENSED PROCESSES in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY, AFFILIATES, and SUBLICENSEES in each country;

(iv)          calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(v)           total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

(vi)          calculation of SERVICE INCOME for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(vii)         subject to the outcome of the negotiation contemplated in Section 4.1(d)(iii), total royalty payable on SERVICE INCOME in U.S. dollars, together with the exchange rates used for conversion;

(viii)        the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and each CORPORATE PARTNER and the amount deliverable to WHITEHEAD from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

(ix)           the number of sublicense agreements and corporate partner agreements entered into for the PATENT RIGHTS, LICENSED PRODUCTS, IDENTIFIED PRODUCTS, and/or LICENSED PROCESSES.

If no amounts are due for any REPORTING PERIOD, the report will so state.

5.3           Financial Statements. On or before the  [**] day following the close of COMPANY’s fiscal year, COMPANY shall provide WHITEHEAD with COMPANY’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY’s treasurer or chief financial officer or by an independent auditor. During any time period in which COMPANY is required to make filings of its annual financial information with the U.S. Securities and Exchange Commission, and such reports are available via a publicly accessible website, COMPANY shall not be required to actually deliver copies of the foregoing reports to WHITEHEAD, provided, however, that COMPANY shall provide such financial statements to WHITEHEAD upon WHITEHEAD’s request.

5.4           Record keeping. COMPANY shall maintain, and shall cause its AFFILIATES, SUBLICENSEES, and CORPORATE PARTNERS to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to WHITEHEAD in relation to this Agreement, which records will contain sufficient information to permit WHITEHEAD to confirm the accuracy of any reports delivered to WHITEHEAD and compliance in other respects with this Agreement. The relevant party shall retain such records for at least [**] years following the end of the calendar year to which they pertain, during which time WHITEHEAD or WHITEHEAD’s appointed agents, will have the right, at WHITEHEAD’s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of five percent

(5%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to WHITEHEAD within [**] days of receiving notice thereof from WHITEHEAD.

6.         PATENT PROSECUTION

6.1           Responsibility for PATENT RIGHTS.

(a)           WHITEHEAD shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS.

(b)           During the EXCLUSIVE PERIOD: COMPANY will have reasonable opportunities to advise WHITEHEAD and shall cooperate with WHITEHEAD in such filing, prosecution and maintenance. WHITEHEAD shall consult with COMPANY on the prosecution of the PATENT RIGHTS, shall provide the COMPANY with copies of any correspondence sent to or received from the applicable patent office regarding any PATENT RIGHTS, and shall provide the COMPANY with a reasonable period of time prior to filing any patent applications, office actions, or related correspondence with the applicable patent office regarding any PATENT RIGHTS to review drafts of such materials.  The COMPANY’s suggestions and requests regarding patent prosecution will be reasonably considered and included by WHITEHEAD except for those specific suggestions or requests that WHITEHEAD, in its sole discretion, reasonably concludes in good faith would, if implemented, decrease the value of the PATENT RIGHTS, evaluated as a whole.  WHITEHEAD shall not abandon, or otherwise elect to forego its rights in, any PATENT RIGHTS without COMPANY’s prior written consent, which consent shall not be unreasonably withheld. This Section 6.1(b) will automatically terminate at the end of the EXCLUSIVE PERIOD.

6.2           International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A will be filed, prosecuted, and maintained.  Appendix B may be amended by mutual agreement of COMPANY and WHITEHEAD.  WHITEHEAD shall not unreasonably withhold, condition, or delay its agreement to amend Appendix B to include additional countries that are proposed by COMPANY or to remove countries.

6.3           Payment of Expenses. Payment of all fees and costs, including attorneys’ fees, relating to the filing, prosecution, and maintenance of the PATENT RIGHTS will be the responsibility of COMPANY, whether such amounts were incurred before or after the ORIGINAL EFFECTIVE DATE. As of August 10, 2010, WHITEHEAD and M.I.T. have incurred approximately [**] Dollars ($[**]) for such patent-related fees and costs. COMPANY shall reimburse all amounts due pursuant to this Section 6.3 within [**] days of invoicing; late payments will accrue interest pursuant to Section 4.2(c). In all instances, WHITEHEAD shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.  COMPANY may elect by [**]-day advance written notice to WHITEHEAD, on a patent right by patent right and country-by-country basis, to cease paying future fees and costs relating to the filing, prosecution, and maintenance of a particular patent right in a particular country.  Upon such election, COMPANY shall no longer have any rights hereunder with respect to such patent right in such country.

7.         INFRINGEMENT

7.1           Notification of Infringement. Each Party agrees to provide written notice to the other Parties promptly after becoming aware of any infringement of the PATENT RIGHTS.

7.2           Right to Prosecute Infringements.

(a)           COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY, to the extent permitted by law, will have the right, under its own control and at its own expense, to prosecute any third-party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, WHITEHEAD, M.I.T. and HARVARD shall permit any action under this Section to be brought in their name, including being joined as a party-plaintiff, provided that COMPANY shall hold WHITEHEAD, M.I.T. and HARVARD harmless from, and indemnify WHITEHEAD, M.I.T. and HARVARD against any costs, expenses, or liability that WHITEHEAD, M.I.T. and HARVARD incur in connection with such action.

Prior to commencing any such action, COMPANY shall consult with WHITEHEAD, M.I.T. and HARVARD and shall consider the views of WHITEHEAD, M.I.T. and HARVARD regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of WHITEHEAD, M.I.T. and HARVARD.

(b)           WHITEHEAD Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, WHITEHEAD, M.I.T. and HARVARD will have the right, at their sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained will belong to WHITEHEAD, M.I.T. and HARVARD.

7.3           Declaratory Judgment Actions.  In the event that a PATENT CHALLENGE is brought against WHITEHEAD or M.I.T. or HARVARD or COMPANY by a third party, WHITEHEAD, M.I.T. and HARVARD, at their sole discretion, will have the right within [**] days after commencement of such action to take over the sole defense of the action at its own expense; provided, however, that the foregoing right shall not apply to a PATENT CHALLENGE that is brought as a counterclaim in, or otherwise in connection with, an infringement suit being brought by COMPANY pursuant to Section 7.2.  If WHITEHEAD, M.I.T. and/or HARVARD do not exercise this right, then COMPANY may take over the sole defense of the action at COMPANY’s sole expense, subject to Sections 7.4 and 7.5.

7.4           Offsets. COMPANY may offset a total of [**] percent ([**]%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to WHITEHEAD under Article 4, provided that in no event will such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [**] percent ([**]%) in any REPORTING PERIOD.

7.5           Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 will be distributed as follows:

(i)            each Party will be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from WHITEHEAD as described in Section 7.4);

(ii)           as to ordinary damages, COMPANY will receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court will have applied, and COMPANY shall pay to WHITEHEAD based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to WHITEHEAD if COMPANY had sold the infringing products, processes, and services rather than the infringer including without limitation milestone payments; and

(iii)          as to special or punitive damages, the WHITEHEAD and COMPANY will share equally in any award.

7.6           Cooperation. Each Party agrees to cooperate in any action under this Article which is controlled by the other Party, provided that the controlling Party reimburses the cooperating Parties promptly for any costs and expenses actually incurred by the cooperating Parties in connection with providing such assistance.

7.7           Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY will have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any upfront fees or other revenues to COMPANY pursuant to such sublicense will be treated as set forth in Article 4.

8.         PATENT CHALLENGE

8.1           In the event that COMPANY or AFFILIATES brings a PATENT CHALLENGE against WHITEHEAD, M.I.T. and/or HARVARD, or COMPANY or AFFILIATES assist another party in bringing a PATENT CHALLENGE against WHITEHEAD, M.I.T. and/or HARVARD (except as required under a court order or subpoena), WHITEHEAD, M.I.T. and HARVARD, in their sole discretion, may terminate this Agreement immediately upon written notice to COMPANY without any liability and without any opportunity to cure by COMPANY, as provided in Section 13.4(a).  COMPANY will have no right to recoup any royalties paid or other payments made during the period of challenge as provided in Section 4.1(f).

8.2           In the event that SUBLICENSEE brings a PATENT CHALLENGE or assists another party in bringing a PATENT CHALLENGE against WHITEHEAD, M.I.T. and/or HARVARD (except as required under a court order or subpoena), COMPANY agrees that it will immediately terminate such sublicense upon notice by WHITEHEAD, as provided in Section 13.4(b).  COMPANY will have no right to recoup any royalties paid or other payments made during the period of challenge as provided in Section 4.1(f).

8.3           In the event that (i) COMPANY or AFFILIATES brings a PATENT CHALLENGE or assists another party in bringing a PATENT CHALLENGE against WHITEHEAD, M.I.T. and/or HARVARD (except as required under a court order or subpoena); or (ii) COMPANY fails to terminate a sublicense to a SUBLICENSEE as required by Section 8.2, and in either case WHITEHEAD, M.I.T. and HARVARD do not terminate this Agreement, then the following shall apply:

(a)           WHITEHEAD, M.I.T. and HARVARD, in their sole discretion, may choose at any time following the initiation of such PATENT CHALLENGE to grant one or more licenses to third parties under the PATENT RIGHTS, including without limitation, to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY; and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY.

(b)           The EXCLUSIVE PERIOD under Section 2.2 will immediately terminate;

(c)           COMPANY and its AFFILIATES shall immediately destroy all TANGIBLE PROPERTY, and COMPANY shall confirm such destruction in writing to WHITEHEAD (and COMPANY shall contractually obligate its SUBLICENSEES to do the same);

(d)           COMPANY will have no right to recoup any royalties paid or other payments made during the period of challenge as provided in Section 4.1(f); and

(e)           COMPANY shall reimburse WHITEHEAD, M.I.T. and HARVARD for all legal fees and expenses incurred in its defense against the PATENT CHALLENGE.

8.4           The state and federal courts having jurisdiction over Cambridge, Massachusetts, U.S.A., provide the exclusive forum for any PATENT CHALLENGE, and COMPANY submits to and shall contractually obligate SUBLICENSEES to submit to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over COMPANY or AFFILIATES or constitutes an inconvenient or improper forum.

9.         INDEMNIFICATION AND INSURANCE

9.1           Indemnification.

(a)           Indemnity. COMPANY shall indemnify, defend, and hold harmless WHITEHEAD, M.I.T., HARVARD and their trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, investigations, actions, demands or judgments by third parties (collectively, “Losses”), to the extent such Losses arise out of or relate to the exercise of any rights granted to COMPANY under this Agreement or any breach of this Agreement by COMPANY.  Notwithstanding the foregoing, COMPANY shall have no obligations under this Section 9.1(a) to the extent any Loss arises out of or is related to any gross negligence or willful misconduct on the part of the Indemnitees.

(b)           Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to WHITEHEAD, M.I.T. and HARVARD to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee will have the right to retain its own counsel, at the expense of COMPANY, if representation of such

Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep WHITEHEAD, M.I.T. and HARVARD informed of the progress in the defense and disposition of such claim and to consult with WHITEHEAD, M.I.T. and HARVARD with regard to any proposed settlement.

9.2           Insurance. COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which will protect COMPANY and Indemnitees with respect to events covered by Section 9.1(a) above. Such insurance will:

(i)            be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by WHITEHEAD, M.I.T. and HARVARD, such approval not to be unreasonably withheld;

(ii)           list WHITEHEAD, M.I.T. and HARVARD as additional insureds thereunder;

(iii)          be endorsed to include product liability coverage; and

(iv)          require [**] days written notice to be given to WHITEHEAD, M.I.T. and HARVARD prior to any cancellation or material change thereof.

The limits of such insurance will not be less than [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for bodily injury including death; [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for property damage; and [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for errors and omissions.

In the alternative, COMPANY may self-insure subject to the prior approval of WHITEHEAD, M.I.T. and HARVARD.  COMPANY shall provide WHITEHEAD, M.I.T. and HARVARD with Certificates of Insurance evidencing compliance with this Section, at the reasonable request of WHITEHEAD, M.I.T. and/or HARVARD. COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or AFFILIATE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a LICENSED PROCESS under this Agreement, and thereafter for a period of [**] years.

10.      NO REPRESENTATIONS AND NO WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, WHITEHEAD, M.I.T. AND HARVARD MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS OR TANGIBLE PROPERTY, AND HEREBY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF WHITEHEAD, M.I.T., HARVARD OR THIRD PARTIES, VALIDITY, ENFORCEABILITY AND SCOPE OF PATENT RIGHTS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

The TANGIBLE PROPERTY is experimental in nature and will be used with prudence and appropriate caution since not all of its characteristics are known.

IN NO EVENT SHALL COMPANY, WHITEHEAD, M.I.T., HARVARD OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH PERSON OR ENTITY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

11.      ASSIGNMENT

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of WHITEHEAD. The foregoing notwithstanding, COMPANY may assign its rights and obligations under this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; provided, however, that this

Agreement will immediately terminate if the proposed assignee fails to agree in writing to be bound by the terms and conditions of this Agreement on or before the effective date of the assignment.

12.      GENERAL COMPLIANCE WITH LAWS

12.1         Compliance with Laws. COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

12.2         Export Control. COMPANY and AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES to comply with (and will contractually obligate its SUBLICENSEES to comply with), all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold WHITEHEAD, M.I.T. and HARVARD harmless (in accordance with Section 9.1) for the consequences of any such violation.

12.3         Non-Use of Name. COMPANY and AFFILIATES and SUBLICENSEES shall not use the name of “Whitehead Institute”, “Massachusetts Institute of Technology”, “Lincoln Laboratory”, “Harvard” or any variation, adaptation, or abbreviation thereof, or of any of their trustees, officers, faculty, students, employees, or agents, or any trademark owned by WHITEHEAD, M.I.T. or HARVARD, or any terms of this Agreement in any promotional material or other public announcement or disclosure (other than public announcements or disclosures that are required by applicable laws or regulations) without the prior written consent of the relevant party, which consent such party may withhold in its sole discretion. The foregoing notwithstanding, without the consent of WHITEHEAD, COMPANY may make factual statements during the term of this Agreement that COMPANY has a license from WHITEHEAD under one or more of the patents and/or patent applications comprising the PATENT RIGHTS.

12.4         Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

13.      TERMINATION

13.1         Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least ninety (90) days prior written notice to WHITEHEAD, such notice to state the date at least ninety (90) days in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to WHITEHEAD through such termination effective date.

13.2         Cessation of Business. If COMPANY and all of its SUBLICENSEES cease to carry on all business related to this Agreement for a period in excess of [**] months, WHITEHEAD will have the right to terminate this Agreement immediately upon written notice to COMPANY.

13.3         Termination for Default.

(a)           Nonpayment. In the event COMPANY fails to pay any amounts due and payable to WHITEHEAD hereunder, and fails to make such payments within [**] days after receiving written notice of such failure, WHITEHEAD may terminate this Agreement immediately upon written notice to COMPANY.

(b)           Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 13.3(a), and fails to cure that breach within [**] days after receiving written notice thereof, WHITEHEAD may terminate this Agreement immediately upon written notice to COMPANY.

13.4         Termination as a Consequence of PATENT CHALLENGE.

(a)           By COMPANY. If COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against WHITEHEAD or assists others in bringing a PATENT CHALLENGE against WHITEHEAD, M.I.T. and/or HARVARD (except as required under a court order or subpoena), then WHITEHEAD may immediately terminate this Agreement and/or the license granted hereunder.

(b)           By SUBLICENSEE. If a SUBLICENSEE brings a PATENT CHALLENGE or assists another party in bringing a PATENT CHALLENGE against WHITEHEAD, M.I.T. and/or HARVARD (except as required under a court order or subpoena), then WHITEHEAD may send a written demand to COMPANY to terminate such sublicense. If COMPANY fails to so terminate such sublicense within [**] days after WHITEHEAD’s demand, WHITEHEAD may immediately terminate this Agreement and/or the license granted hereunder, unless SUBLICENSEE ceases such PATENT CHALLENGE by the end of such [**] day period.

13.5         Effect of Termination.

(a)           Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1 (Definitions), 9 (Indemnification and Insurance), 10 (No Representations and No Warranties), 14 (Dispute Resolution) and 15 (Miscellaneous), and Sections 2.3(b) (Survival of Sublicense Agreement), 4.1(c)(2) (Milestone Payments for IDENTIFIED PRODUCTS), 4.1(d)(ii) (Running Royalties for IDENTIFIED PRODUCTS), 4.1(h) (Equity), 5.2 (obligation to provide final report and payment), 5.4 (Record Keeping), 12.1 (Compliance with Laws), 12.2 (Export Control) and 13.5 (Effect of Termination).

(b)           Inventory. Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that:

(i)            COMPANY pays WHITEHEAD the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement; and

(ii)           COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within [**] months after the effective date of termination.

(c)           Pre-termination Obligations. In no event will termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

14.      DISPUTE RESOLUTION

14.1         Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement will be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If any Party fails to observe the procedures of this Article, as may be modified by their written agreement, the other Parties may bring an action for specific performance of these procedures in any court of competent jurisdiction.

14.2         Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, any Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

14.3         Dispute Resolution Procedures.

(a)           Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within [**] days from the date the affected Party informed the other Parties of such dispute, any Party may initiate mediation upon written notice to the other Party (“Notice Date”), whereupon all Parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources

(“CPR”) Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the Parties cannot agree upon the selection of a mediator within [**] business days after the Notice Date, then upon the request of any Party, the CPR shall appoint the mediator. The Parties shall attempt to resolve the dispute through mediation until the first of the following occurs:

(i)            the Parties reach a written settlement;

(ii)           the mediator notifies the parties in writing that they have reached an impasse;

(iii)          the Parties agree in writing that they have reached an impasse; or

(iv)          the Parties have not reached a settlement within [**] days after the Notice Date.

(b)           Trial Without Jury. If the Parties fail to resolve the dispute through mediation, or if no Party elects to initiate mediation, each Party will have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the Parties expressly waive any right to a jury trial in any legal proceeding under this Article.

14.4         Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which any other Party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

14.5         Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the procedures set forth in Section 14.3(a) are pending. The Parties shall cooperate in taking any actions necessary to achieve this result.

15.                   MISCELLANEOUS

15.1                           Notice. Any notices required or permitted under this Agreement will be in writing, will specifically refer to this Agreement, and will be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the Parties:

If to WHITEHEAD:

Whitehead Institute for Biomedical Research

Nine Cambridge Center

Cambridge, MA 02142

Attention: Intellectual Property Office

Tel:                            617-258-5104

Fax:                           617-258-6294

If to M.I.T.:

Massachusetts Institute of Technology

Technology Licensing Office

Room NE18-501

One Cambridge Center, Kendall Square

Cambridge, MA 02142

Attention: Director

Tel:                            617-253-6966

Fax:                           617-258-6790

If to HARVARD:

Office of Technology Development
Harvard University
Holyoke Center 727
1350 Massachusetts Avenue
Cambridge, Massachusetts  02138

Facsimile:  (617) 495-9568

Attn.:  Chief Technology Development Officer

If to COMPANY:

Verastem, Inc.

215 First Street, Suite 440

Cambridge, MA 02142

Attention: Chief Operating Officer

Tel:                            617-351-2590

Fax:                           617-351-2640

All notices under this Agreement will be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Parties in the manner provided in this Section.

15.2                           Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, will be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent shall have been granted. The state and federal courts having jurisdiction over Cambridge, Massachusetts, U.S.A., provide the exclusive forum for any PATENT CHALLENGE and/or any court action among the Parties relating to this Agreement. COMPANY submits to and shall contractually obligate SUBLICENSEES to submit to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

15.3                           Force Majeure. No Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.4                           Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

15.5                           Severability. In the event that any provision of this Agreement will be held invalid or unenforceable for any reason, such invalidity or unenforceability will not affect any other provision of this Agreement, and the Parties will negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within [**] days after the relevant provision is held invalid or unenforceable, then the dispute will be resolved in accordance with the procedures set forth in Article 14. While the dispute is pending resolution, this Agreement will be construed as if such provision were deleted by agreement of the Parties.

15.6                           Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

15.7                           Headings. All headings are for convenience only and will not affect the meaning of any provision of this Agreement.

15.8                           Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to its subject matter and supersedes all prior agreements or understandings among the Parties relating to its subject matter.

15.9                           Confidentiality.  WHITEHEAD, M.I.T. and HARVARD shall use reasonable efforts to maintain in confidence all CONFIDENTIAL INFORMATION (as defined below) of COMPANY and shall use reasonable efforts to not use or disclose such CONFIDENTIAL INFORMATION, except as expressly authorized by this Agreement. “CONFIDENTIAL INFORMATION” shall mean all information and reports labeled “confidential” and due to WHITEHEAD (or, if applicable, M.I.T. or HARVARD) under this Agreement, including without limitation reports due under Article 5 and any terms of sublicense agreements disclosed pursuant to Section 2.4(a). In addition, the terms of this Agreement shall be deemed to be CONFIDENTIAL INFORMATION. The non-disclosure and non-use obligations set forth above shall not apply to any information to the extent that (a) WHITEHEAD, M.I.T. or HARVARD can show by written record that it possessed the information prior to its receipt from COMPANY; (b) the information was, at the time of disclosure, available to the public or became so through no fault of WHITEHEAD, M.I.T. or HARVARD; or (c) the information is subsequently disclosed to WHITEHEAD, M.I.T. or HARVARD free of any obligations of confidentiality by a third party that has the right to disclose it. Notwithstanding any other provisions of this Section 15.9, WHITEHEAD, M.I.T. and HARVARD may disclose CONFIDENTIAL INFORMATION of COMPANY (i) on a need-to-know basis and in connection with the performance of their respective obligations and/or exercise of their respective rights under this Agreement, to its employees, consultants, or agents provided that such individuals or entities are bound by non-disclosure and non-use obligations at least equivalent in scope to those set forth in this Section 15.9; (ii) in confidence to its trustees, directors and professional advisors; and (iii) to the extent that such disclosure is required by a court order, or in order to comply with applicable laws or regulations, but provided that WHITEHEAD, M.I.T. and HARVARD will, except where impracticable, give reasonable advance notice to COMPANY of such required disclosure and use efforts to secure, or to assist the other party in securing, a protective order relating to, or confidential treatment of, such information.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the RESTATEMENT DATE.

For WHITEHEAD		For COMPANY:

By:	/s/ Carla DeMaria	By:	/s/ Paul Brannelly

Name:	Carla DeMaria	Name:	Paul Brannelly

Title:	Director of Intellectual Property & Sponsored Programs	Title:	Vice President Finance

Date:	1/11/12	Date:	1/11/2012

APPENDIX A

List of Patent Applications and Patents

[**]

•                  [**]

•                  [**]

•                  [**]

APPENDIX B

List of Countries for which PATENT RIGHTS Applications
Will Be Filed, Prosecuted and Maintained

Japan

China

Canada

India

EPO (Countries will be determined in advance of the deadline to file.)

APPENDIX C

Initial Common Stock Distribution

WHITEHEAD	209,625
HARVARD	16,417
M.I.T.	111,500
Tamer T. Onder	19,666
Eric S. Lander	4,375
Robert Weinberg	15,750
Sendurai Mani	19,667
Mai-jing Liao	19,667

Total	416,667

Subsequent Common Stock Distribution

WHITEHEAD	83,850
HARVARD	6,567
M.I.T.	44,600
Tamer T. Onder	7,867
Eric S. Lander	1,750
Robert Weinberg	6,300
Sendurai Mani	7,866
Mai-jing Liao	7,866

Total	166,666

APPENDIX D

List of TANGIBLE PROPERTY

[**]

COMPANY acknowledges and agrees that there may be tangible property of interest to the COMPANY that is covered under patent rights that are not subject to this Agreement. WHITEHEAD and COMPANY agree that this list is a preliminary list that may be amended in the future. The provision of TANGIBLE PROPERTY by WHITEHEAD to COMPANY is subject to its reasonable availability and any restrictions imposed on WHITEHEAD by agreements for such materials (such as, without limitation, Material Transfer Agreements, licenses, and other agreements).

APPENDIX E

CORPORATE PARTNER AGREEMENT

1. The [Corporate Partner] hereby acknowledges that Whitehead Institute for Biomedical Research (“WHITEHEAD”), having a principal place of business at Nine Cambridge Center, Cambridge, Massachusetts 02142, has licensed certain PATENT RIGHTS and TANGIBLE PROPERTY to Verastem, Inc. (“VERASTEM”), under a License Agreement (the “License”) effective as of [EFFECTIVE DATE], and that they expect to receive from VERASTEM or its AFFILIATES or its SUBLICENSEES one or more IDENTIFIED PRODUCTS or proprietary information with respect to one or more IDENTIFIED PRODUCTS (collectively, the “Transferred Technology”). All terms not otherwise defined herein shall have the same meanings set forth in the License.

2. In consideration of the value of the PATENT RIGHTS and TANGIBLE PROPERTY in developing the Transferred Technology, the [Corporate Partner] agrees to maintain and retain complete and accurate records of sales of IDENTIFIED PRODUCTS and any amounts paid or payable to VERASTEM in relation to such IDENTIFIED PRODUCTS, all in accordance with Article 4 of the License.

3. If the [Corporate Partner] is notified, by WHITEHEAD or VERASTEM or otherwise, that the License has been terminated in accordance with its terms, such termination will not affect the rights of the undersigned to research and develop, make, use and sell IDENTIFIED PRODUCTS; provided, however, that the [Corporate Partner] hereby agrees that from and after the date of such termination the [Corporate Partner] shall have the obligation (a) to pay directly to WHITEHEAD all amounts that, had the License not been terminated, would have been due by VERASTEM pursuant to Article 4 of the License as a result of the activities of [Corporate Partner] with respect to all IDENTIFIED PRODUCTS, including royalties on NET SALES of IDENTIFIED PRODUCTS by [Corporate Partner], and (b) deliver directly to WHITEHEAD all reports otherwise due to VERASTEM pursuant to Section 2 above. All such payments and reports will be subject to the terms and conditions therefor set forth in the License. To the extent that the foregoing constitutes a grant of rights under PATENT RIGHTS or TANGIBLE PROPERTY with respect to the Transferred Technology, such rights will be contingent and, in the event of a failure to make any such payments or any other material breach by the undersigned, terminate upon [**] days notice unless the breach is cured prior to expiration of such period.

APPENDIX F

Form of Equity Agreement

VERASTEM, INC.

Equity Issuance Agreement

THIS EQUITY ISSUANCE AGREEMENT (the “Agreement”) made this [       ] day of [             ], 2011, by and between Verastem, Inc., a Delaware corporation (the “Company”), and [              ] (“Purchaser”).

WHEREAS, the Company and Whitehead Institute for Biomedical Research (“Whitehead”) are parties to that certain Amended and Restated Exclusive Patent License and Tangible Property Agreement, dated as of October [     ], 2011 (“License Agreement”), pursuant to which, among other things, Whitehead has granted the Company a license under the interests of Whitehead, the Massachusetts Institute of Technology and President and Fellows of Harvard College in certain patents;

WHEREAS, as a condition to entering into the License Agreement, the parties have agreed to enter into this Agreement, providing for, among other things, the issuance of [                ] shares of common stock, $.0001 par value per share, of the Company to the Purchaser (the “Shares”);

NOW THEREFORE, in consideration of the above recitals and the mutual covenants made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1.             Issuance of Shares.

(a)           In partial consideration for the patent license granted to the Company pursuant to the License Agreement, the Company hereby issues the Shares to the Purchaser.  The Company shall deliver a stock certificate representing the Shares to the Purchaser within ten (10) days of the date hereof.

(b)           The Purchaser represents and covenants to the Company as follows:

(i)            The Purchaser is acquiring the Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any rule or regulation under the Securities Act.

(ii)           The Purchaser has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company.

(iii)          The Purchaser has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Shares and to make an informed investment decision with respect to such acquisition.

(iv)          The Purchaser can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(v)           The Purchaser understands that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least six months and even then will not be available unless the other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.

(vi)          The Purchaser is an “accredited investor,” as defined in the Securities Act.

2.             Restrictive Legends.

All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

3.             Additional Agreements. By its execution and delivery of Exhibits A and B attached hereto, the Purchaser hereby acknowledges and agrees that it will become (i) a party to that certain Voting Agreement, dated November 3, 2010 (the “Voting Agreement”), between the Company and certain stockholders of the Company, as amended and/or restated from time to time, and (ii) a party to that certain Right of First Refusal and Co-Sale Agreement, dated November 3, 2010 (the “Right of First Refusal and Co-Sale Agreement”), between the Company and certain stockholders of the Company, as amended and/or restated from time to time.

4.             “Market Stand-off” Agreement.  The Purchaser hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial public offering of the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to

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purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company or any securities convertible into or exercisable or exchangeable (directly or indirectly) for common stock of the Company held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities of the Company, in cash, or otherwise.  The foregoing provisions of this Section 4 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Purchaser or a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of the Purchaser, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Purchaser only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding common stock (after giving effect to conversion into common stock of all outstanding preferred stock of the Company).  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  The Purchaser further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 4 or that are necessary to give further effect thereto.

5.             Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

6.             Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective heirs, executors, administrators, legal representatives, successors and assigns. Notwithstanding the foregoing, the Purchaser may not assign, delegate or otherwise transfer any of its rights set forth herein, by operation of law or otherwise, without the prior written consent of the Company.

7.             Notice. All notices required or permitted hereunder shall be delivered in accordance with Section 15.1 of the License Agreement.

8.             Entire Agreement. This Agreement, together with (i) the License Agreement, (i) the Voting Agreement, and (iii) the Right of First Refusal and Co-Sale Agreement, supersedes all prior agreements and understandings relating to the subject matter of the foregoing agreements.

9.             Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Purchaser.

10.           Governing Law. This Agreement shall be construed, interpreted and enforced in

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accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

11.           Purchaser’s Acknowledgements. The Purchaser acknowledges that it/he/she: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Purchaser’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) is fully aware of the legal and binding effect of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Equity Issuance Agreement as of the day and year first above written.

VERASTEM, INC.

By:
Name:
Title:

[ ]

By:
Name:
Title:

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on [             ], 2011, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of November 3, 2010 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1           Acknowledgement.  Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”), for one of the following reasons (Check the correct box):

☐                                    as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐                                    as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐                                    as a new Investor in accordance with Section 6.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☒                                    in accordance with Section 6.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

1.2           Agreement.  Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3           Notice.  Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	VERASTEM, INC.
Name and Title of Signatory:

Address:	By:
Title:
Facsimile Number:

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EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on [                ], 2011, by the undersigned (the “Holder”) pursuant to the terms of that certain Right of First Refusal and Co-Sale Agreement dated as of November 3, 2010 (the “Agreement”), by and among the Company, the Investors and the Key Holders, as such Agreement may be amended or amended and restated.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1           Acknowledgement.  Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”), for one of the following reasons (Check the correct box):

☐                                    as a transferee of Capital Stock from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, the Holder shall be considered an “Investor” for all purposes of the Agreement.

☐                                    as a transferee of Capital Stock from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, the Holder shall be considered a “Key Holder” for all purposes of the Agreement.

☐                                    as a new Investor in accordance with Section 6.11 of the Agreement, in which case the Holder will be an “Investor” for all purposes of the Agreement.

☒                                  as a new Key Holder in accordance with Section 6.17 of the Agreement, in which case the Holder will be a “Key Holder” for all purposes of the Agreement.

1.2           Agreement.  The Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the Holder were originally a party thereto.

1.3           Notice.  Any notice required or permitted by the Agreement shall be given to the Holder at the address or facsimile number listed below the Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	VERASTEM, INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number:

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